SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(RULE 14C-101)

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF

THE SECURITIES EXCHANGE ACT OF 1934

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ZAP.COM CORPORATION

(Name of Registrant as Specified In Its Charter)

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ZAP.COM CORPORATION

450 PARK AVENUE, 27TH FLOOR

NEW YORK, NEW YORK 10022

(212) 906-8555

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

To Our Stockholders:

This Information Statement is first being mailed on or about October 12, 2012 to the holders of record of the outstanding common stock (the “Common Stock”) of Zap.Com Corporation, a Nevada corporation (the “Company,” “Zap.Com,” “we,” “us,” or “our”), as of the close of business on October 8, 2012 (the “Record Date”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Information Statement relates to actions taken by written consent in lieu of a meeting, dated October 11, 2012 (the “Written Consent”), by Harbinger Group Inc., a Delaware corporation and the owner of a majority of our outstanding shares of Common Stock as of the Record Date (the “Majority Stockholder” or “HGI”).

The Written Consent:

1.	approved the re-election of Philip A. Falcone as a Class III director for a three-year term expiring in the year 2015; and

2.	ratified the selection of KPMG LLP (“KPMG”) as the Company’s independent registered accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2012.

The Written Consent constitutes the consent of a majority of the total number of shares of outstanding Common Stock and is sufficient under the Nevada Revised Statutes and our Amended and Restated Bylaws to approve the actions described herein. Accordingly, the matters addressed in the Written Consent are not presently being submitted to our other stockholders for a vote. Pursuant to Rule 14c-2 under the Exchange Act, the actions taken by the Written Consent and which are described herein, will take effect twenty (20) days after the date on which this Information Statement has been first mailed to our stockholders.

PLEASE NOTE THAT THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING STOCKHOLDERS OF THE MATTERS DESCRIBED HEREIN PURSUANT TO SECTION 14(c) OF THE EXCHANGE ACT AND THE REGULATIONS PROMULGATED THEREUNDER, INCLUDING REGULATION 14(c).

By Order of the Board of Directors,

Philip A. Falcone

Chairman of the Board,

President and Chief Executive Officer

New York, New York

October 12, 2012

ZAP.COM CORPORATION

450 PARK AVENUE, 27TH FLOOR

NEW YORK, NEW YORK 10022

(212) 906-8555

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

GENERAL INFORMATION ABOUT THE INFORMATION STATEMENT

To Our Stockholders:

This Information Statement is being first mailed on or about October 12, 2012, to stockholders of the Company by the Board of Directors of the Company (the “Board”) to provide material information regarding corporate actions that have been approved by the Written Consent of the Majority Stockholder.

Only one copy of this Information Statement is being delivered to two or more stockholders who share an address unless we have received contrary instruction from one or more of such stockholders. We will promptly deliver, upon written or oral request, a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the document was delivered. If you would like to request additional copies of the Information Statement, or if in the future you would like to receive multiple copies of information statements or proxy statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct us by writing to the our Chief Financial Officer at the Company’s principal executive offices at the address specified above.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE MATTERS DESCRIBED HEREIN.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them.

The Company’s principal executive offices are located at 450 Park Avenue, 27th Floor, New York, New York, 10022. The Company’s main telephone number is (212) 906-8555. Additional information regarding the Company is included in our Annual Report on Form 10-K (the “Annual Report”) for the fiscal year ended December 31, 2011 (“Fiscal 2011”) and other documents filed with the Securities and Exchange Commission (the “SEC”), which is located at 100 F. Street, N.E., Washington D.C. 20549. The Company will furnish a copy of the Annual Report (excluding exhibits, except those that are specifically requested) without charge to any of its stockholders who so request by writing to the office of the Corporate Secretary at the Company’s principal executive offices specified above. These documents are also available online with the SEC’s Electronic Data Gathering Analysis and Retrieval system (or “EDGAR”) at www.sec.gov/edgar, and, together with an electronic copy of this Information Statement, on the internet site of the Majority Stockholder at www.harbingergroupinc.com, under the heading “Investor Relations” and “Annual Meeting and Materials.”

AUTHORIZATION BY THE BOARD OF DIRECTORS AND THE MAJORITY STOCKHOLDERS

Under the Nevada Revised Statutes and the Company’s Bylaws, any action required or permitted to be taken at a meeting of the stockholders of a Nevada corporation may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power of the Corporation. The approval, therefore, of the (1) re-election of our Class III director and (2) ratification of appointment of our independent registered public accounting firm may be passed solely with the affirmative vote or written consent of our majority stockholder, Harbinger Group Inc. (the “Majority Stockholder” or “HGI”).

On the Record Date, the Company had 50,004,474 shares of Common Stock issued and outstanding with the holders thereof being entitled to cast one vote per share.

CONSENTING STOCKHOLDERS

On the Record Date, the Majority Stockholder, being the record holder of 48,972,258 shares of our Common Stock, constituting approximately 97.9% of the issued and outstanding shares of our Common Stock, consented in writing to (1) re-elect our Class III director and (2) ratify the appointment of our independent registered public accounting firm (collectively, the “Stockholder Actions”).

We are not seeking a vote or written consent from any other stockholder, and the other stockholders will not be given an opportunity to vote with respect to the foregoing Stockholder Actions. All necessary corporate approvals have been obtained. This Information Statement is being furnished solely for the purposes of advising stockholders of the actions taken by Written Consent and giving stockholders notice of such actions taken as required by the Exchange Act.

As the Stockholder Actions were taken by Written Consent, there will be no security holders’ meeting and representatives of the principal accountants for the current year and for the most recently completed fiscal year will not have the opportunity to make a statement if they desire to do so and will not be available to respond to appropriate questions from our stockholders.

Questions may be directed to representatives of our independent accountants in writing in care of our Corporate Secretary at the address of our principal executive offices set forth above.

DISSENTER’S RIGHTS

Under Nevada law, holders of our Common Stock are not entitled to dissenter’s rights of appraisal with respect to the Stockholder Actions.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

Other than as a result of incumbency or their direct or indirect interest as a stockholder of the Company, to our knowledge, none of our officers or directors has any substantial interest, direct or indirect, in any of the Stockholder Actions. None of our directors opposed the actions taken by the Company.

INFORMATION ABOUT THE DIRECTORS

Class I Director — Three Year Term Expiring in the Year 2013

Omar M. Asali, age 41, has served as a director of the Company since June 2011. He has served as President of HGI since October 2011, as its Acting President since June 2011 and as a director since May 2011. Mr. Asali is also the Vice Chairman of Spectrum Brands Holdings, Inc., a subsidiary of HGI. Prior to becoming President of HGI, Mr. Asali was a Managing Director and Head of Global Strategy of Harbinger Capital Partners LLC (“Harbinger Capital”), an affiliate of HGI. Prior to joining Harbinger Capital in 2009, Mr. Asali was the co-head of Goldman Sachs Hedge Fund Strategies (“Goldman Sachs HFS”) where he helped manage approximately $25 billion of capital allocated to external managers. Mr. Asali also served as co-chair of the Investment Committee at Goldman Sachs HFS. Before joining Goldman Sachs HFS in 2003, Mr. Asali worked in Goldman Sachs’ Investment Banking Division, providing M&A and strategic advisory services to clients in the High Technology Group. Mr. Asali previously worked at Capital Guidance, a boutique private equity firm. Mr. Asali began his career working for a public accounting firm. Mr. Asali received an MBA from Columbia Business School and a B.S. in Accounting from Virginia Tech. None of the companies Mr. Asali worked with before joining Harbinger Capital is an affiliate of the Company. We elected Mr. Asali as a director because of his extensive experience in finance and investments.

Class II Director — Three Year Term Expiring in the Year 2014

Keith M. Hladek, age 37, has served as a director of the Company since October 2009. Mr. Hladek is also a director of HGI. Mr. Hladek is the Chief Financial Officer and Co-Chief Operating Officer of Harbinger Capital, an affiliate of HGI. Mr. Hladek is responsible for all accounting and operations of Harbinger Capital affiliated funds (including Harbinger Capital Partners Master Fund I, Ltd. (“Master Fund”), Harbinger Capital Partners Special Situations Fund, L.P. (“Special Situations Fund”) and Global Opportunities Breakaway Ltd. (“Global Fund,” and, collectively, the “Harbinger Parties”) and their management companies, including portfolio accounting, valuation, settlement, custody, and administration of investments. Prior to joining Harbinger Capital in 2009, Mr. Hladek was Controller at Silver Point Capital, L.P., where he was responsible for accounting, operations and valuation for various funds and related financing vehicles. Prior to joining Silver Point Capital, L.P., Mr. Hladek was the Assistant Controller at GoldenTree Asset Management and a fund accountant at Oak Hill Capital Management. Mr. Hladek started his career in public accounting and received his Bachelor of Science in Accounting from Binghamton University. He is a Certified Public Accountant in New York. None of the companies Mr. Hladek worked with before joining Harbinger Capital is an affiliate of the Company. We elected Mr. Hladek as a director because of his extensive accounting and operations experience and his relationship with the controlling stockholders of HGI.

Class III Director — Three Year Term Expiring in the Year 2015

Philip A. Falcone, age 50, was approved for re-election by the Majority Stockholder pursuant to the Written Consent. Mr. Falcone has served as a director, the Chairman of the Board, President and Chief Executive Officer of the Company since July 2009. Mr. Falcone is also a director, the Chairman of the Board and Chief Executive Officer of HGI. From July 2009 to July 2011, Mr. Falcone served as the President of HGI. He is Chief Investment Officer and Chief Executive Officer of Harbinger Capital, is Chief Investment Officer of the Harbinger Parties and other Harbinger Capital affiliates. Mr. Falcone co-founded the Master Fund in 2001. Mr. Falcone has over two decades of experience in leveraged finance, distressed debt and special situations. Prior to joining the predecessor of Harbinger Capital, Mr. Falcone served as Head of High Yield trading for Barclays Capital. From 1998 to 2000, he managed the Barclays High Yield and Distressed trading operations. Mr. Falcone held a similar position with Gleacher Natwest, Inc., from 1997 to 1998. Mr. Falcone began his career in 1985, trading high yield and distressed securities at Kidder, Peabody & Co. Mr. Falcone received an A.B. in Economics from Harvard University. None of the companies Mr. Falcone worked with before co-founding the Harbinger Capital affiliated funds is an affiliate of the Company. We elected Mr. Falcone as a director because of his extensive investment experience and his controlling relationship with the controlling stockholders of HGI.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Code of Ethics and Business Conduct

The Board has adopted Corporate Governance Guidelines to assist it in the exercise of its responsibilities. These Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing stockholder value over the long term. The Corporate Governance Guidelines address, among other things, Board composition, director qualifications standards, selection of the Chairman of the Board and the Chief Executive Officer, director responsibilities and the Board committees.

The Board has adopted a Code of Ethics and Business Conduct to provide guidance to all the Company’s directors, officers and employees, including the Company’s principal executive officer, principal accounting officer or controller or persons performing similar functions.

Director Selection Process

We do not have a nominating committee. The Board has determined that it is appropriate not to have a nominating committee because of our relatively limited number of directors and the limited percentage of our common stock held by unaffiliated persons. The entire Board performs the function of the nominating committee. Stockholders and members of the Board may, however, submit nominees for election to the Board to the entire Board for its consideration.

We do not have a formal policy concerning stockholder recommendations to the Board. The Board has determined that it is appropriate to not have such a policy given the infrequency of such recommendations, our limited unaffiliated stockholder group and the fact that the Board consists only of three directors. We did not receive any recommendations from stockholders requesting that the Board consider a candidate for inclusion as a nominee in this Information Statement. The absence of such a policy does not mean, however, that a recommendation would not have been considered had one been received. The Board would consider any candidate proposed in good faith by a stockholder. To do so, a stockholder should send the candidate’s name, credentials, contact information, and his or her consent to be considered as a candidate to our Board at the address listed below. The proposing stockholder should also include his or her contact information and a statement of his or her share ownership (how many shares owned and for how long.)

In evaluating director nominees, the Board considers the appropriate skills and personal characteristics needed in light of the makeup of the current Board, including considerations of character, background, professional experience, differences in viewpoint, education, skill, race, gender, national origin and other individual qualities and attributes. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Board may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Board does, however, believe it is appropriate for a member or members of the Company’s management to participate as members of the Board.

The Board identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the Board then identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Board would be polled for suggestions as to individuals meeting the criteria described above. The Board may also engage in research to identify qualified individuals. To date, the Company has not engaged third parties to identify or evaluate or assist in identifying potential nominees, although the Company reserves the right in the future to retain a third party search firm, if appropriate.

Board Leadership Structure and Risk Management

Philip A. Falcone serves as Chairman of the Board and as our Chief Executive Officer. Prior to Mr. Falcone’s election to these positions, Avram Glazer served as both Chairman of the Board from 1993 to 2009 and as the Company’s Chief Executive Officer from 1995 to 2009. The Board believes that combining the role of Chairman of the Board and Chief Executive Officer furthers development and execution of the Company’s strategy, facilitates information flow between management and the Board and promotes efficiency given the limited size of the Company and its operations. Due to Mr. Falcone’s position with HGI, the Harbinger Funds and Harbinger Capital Partners LLC, he is not an independent director. Our former Chief Executive Officer, Avram Glazer, was also not an independent director. None of our current directors are independent directors. We believe the governance structure we have is customary for public companies that are holding companies with no business operations and we regard Mr. Falcone’s leadership role on the Board as positive for the Company in that it fosters stability and encourages consensus-building between Board initiatives and stockholder support.

The Board is primarily responsible for overseeing the Company’s risk management process. The Board periodically meets with the Company’s senior management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. While the Board oversees the Company’s risk management, the Company’s management is responsible for the implementation of the Company’s risk management guidelines and policies and the Company’s day-to-day risk management process.

Communications with the Board

Stockholders and other interested parties may communicate with the Board or any individual director, by writing to:

Zap.Com Corporation

Attention: Board of Directors

450 Park Avenue, 27th Floor

New York, New York 10022

(212) 906-8555

If the letter is from a stockholder, the letter should state that the sender is a stockholder. Under a process approved by the Board and defined in the Corporate Governance Guidelines, depending on the subject matter, management will:

•	forward the letter to the director or directors to whom it is addressed; or

•	attempt to handle the matter directly (as where information about the Company or its stock is requested); or

•	not forward the letter if it is primarily commercial in nature or relates to an improper or irrelevant topic.

A summary of all relevant communications that are received after the last meeting of the full Board and which are not forwarded will be presented at each Board meeting along with any specific communication requested by a director.

All communications will be handled in a confidential manner, to the degree the law allows and the Company deems practical. Communications may be made on an anonymous basis; however, in these cases the reporting individual must provide sufficient details for the matter to be reviewed and resolved. The Company will not tolerate any retaliation against an employee who makes a good faith report.

INFORMATION ABOUT COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

General

The Company’s Board does not presently maintain any committees since the Board consists only of three directors. Our Bylaws permit the Board to appoint an Executive Committee, an Audit Committee and a Compensation Committee.

The Company’s Board currently performs the functions of the audit committee and has determined that Mr. Hladek qualifies as an “audit committee financial expert,” as defined by Item 407(d)(5)(ii) of Regulation S-K. Due to Mr. Hladek’s position with HGI, the Harbinger Parties and Harbinger Capital, he is not an independent director.

Meetings of the Board

During 2011 the Board met two times and acted by written consent four times. A majority of the stockholders of the Company took action by written consent in lieu of holding an annual meeting of stockholders in 2011.

INFORMATION ABOUT THE EXECUTIVE OFFICERS

The following sets forth certain information with respect to the executive officers of the Company, as of the date of this Information Statement. All officers of the Company serve at the pleasure of the Company’s Board and until their successors are elected and qualified.

Name	Age	Position
Philip A. Falcone	50	Chairman of the Board, President and Chief Executive Officer
Thomas A. Williams	53	Executive Vice President and Chief Financial Officer
Richard H. Hagerup	59	Interim Chief Accounting Officer

Philip A. Falcone, see “Information about the Directors — Class III Director”, above.

Thomas A. Williams, age 53, has served as the Executive Vice President and Chief Financial Officer of the Company since March 2012. Mr. Williams also serves as the Executive Vice President and Chief Financial Officer of HGI, a position he has held since March 2012. Mr. Williams served as President and Chief Executive Officer of RDA Holding Co. (“RDA Holding”) and its subsidiary Reader’s Digest Association, Inc. (“Reader’s Digest”) from April 2011 until September 2011. He was also a member of RDA Holding’s board of directors and its executive committee from May 2011 until September 2011. Previously, Mr. Williams had served as RDA Holding’s and Reader’s Digest’s Chief Financial Officer since February 2009. Before joining RDA Holding and Reader’s Digest, Mr. Williams served as Executive Vice President and Chief Financial Officer for Affinion Group Holdings, Inc. from January 2007 until February 2009. Previously, Mr. Williams spent more than 21 years with AT&T, Inc., where he held a progression of senior financial and officer positions including Chief Financial Officer of AT&T Networks. None of the companies Mr. Williams worked with before joining HGI is an affiliate of the Company.

Richard H. Hagerup, age 59, has been the Interim Chief Accounting Officer of the Company since December 2010. Mr. Hagerup also serves as Interim Chief Accounting Officer of HGI, a position he has held since December 2010. Prior to being appointed as Interim Chief Accounting Officer of the Company,

Mr. Hagerup served as the Company’s contract controller, a position he held from January 2010. From April 1980 to April 2008, Mr. Hagerup held various accounting and financial reporting positions with Triarc Companies, Inc. (“Triarc”), which was renamed Wendy’s/Arby’s Group, Inc. in 2008, and its affiliates, last serving as Controller of Triarc. During the time of Mr. Hagerup’s employment, Triarc was a holding company that, through its principal subsidiary, Arby’s Restaurant Group, Inc., was the franchisor of the Arby’s restaurant system. Triarc (now the Wendy’s Company) is not an affiliate of the Company.

Family Relationships

There are no family relationships or other arrangements or understandings between or among any of the directors, executive officers or other persons under which that person was selected to serve as a director or officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, officers and greater than 10% stockholders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, for the fiscal year 2010, one former director, Peter A. Jenson, did not timely file a Form 3 to report that he did not beneficially own any securities of the Company; his Form 3 was filed on January 28, 2011, and no other reports were untimely filed. To our knowledge, and based solely upon a review of the copies of such forms furnished to us and written representations that no other reports were required, we believe that, during 2011, all other such filings required to be made by such persons were timely made in accordance with the requirements of the Exchange Act, except that one of our directors, Mr. Asali, filed a late Form 3 which reported that he did not own any shares of our stock, and Mr. Jenson, a former director, filed a late Form 3 at a time when he was a director which reported that he did not own any shares of our stock.

COMPENSATION DISCUSSION AND ANALYSIS

Our Board does not presently maintain a compensation committee because we do not pay any compensation to our senior executives or directors. Our “named executive officers” for our Fiscal 2011 were (i) Chairman of the Board, President and Chief Executive Officer, Philip A. Falcone, (ii) Executive Vice President and Chief Financial Officer, Francis T. McCarron, (iii) former Chief Operating Officer and Secretary, Peter A. Jenson, who resigned on June 30, 2011 and (iv) Interim Chief Accounting Officer, Richard H. Hagerup. Our named executive officers did not receive any salary or bonus from Zap.Com and devoted a significant portion of their business time to HGI, where they held similar offices during HGI’s 2011 fiscal year. These officers, however, devoted such time to Zap.Com’s affairs as was required to perform their duties to Zap.Com. Zap.Com does not provide its employees with any post-termination benefits and does not have any employment agreements.

Francis T. McCarron, our Executive Vice President and Chief Financial Officer, who was appointed in December 2009, resigned effective as of March 30, 2012. Concurrently with such resignation, the Company appointed Mr. Thomas A. Williams as its Executive Vice President and Chief Financial Officer. On February 24, 2012, the Majority Stockholder entered into an employment agreement with Mr. Thomas A. Williams as its Executive Vice President and Chief Financial Officer, effective as of March 5, 2012. The Company is not separately compensating Mr. Williams for the services he performs for the Company.

Because no compensation was paid and no awards were granted under the Zap.Com 1999 Long-Term Incentive Plan (the “1999 Incentive Plan”) to our named executive officers during Fiscal 2011, the Board did not give consideration to any objectives of our compensation program nor give consideration regarding what our compensation program is designed to reward.

Summary Compensation Table

The following table sets forth the compensation received by our named executive officers during the fiscal years ended December 31, 2011, 2010 and 2009:

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Philip A. Falcone,	2011	—	(1)	—	—	—	—	—	—	—
Chairman of the Board,	2010	—	(1)	—	—	—	—	—	—	—
President and Chief	2009	—	(1)	—	—	—	—	—	—	—
Executive Officer

Francis T. McCarron,	2011	—	(2)	—	—	—	—	—	—	—
Executive Vice President and Chief Financial Officer	2010	—	(2)	—	—	—	—	—	—	—
	2009	—	(2)	—	—	—	—	—	—	—

Peter A. Jenson,	2011	—	(3)	—	—	—	—	—	—	—
former Chief Operating Officer	2010	—	(3)	—	—	—	—	—	—	—
	2009	—	(3)	—	—	—	—	—	—	—

Richard H. Hagerup,	2011	—	(4)	—	—	—	—	—	—	—
Interim Chief Accounting Officer	2010	—	(4)	—	—	—	—	—	—	—
	2009	—	(4)	—	—	—	—	—	—	—

(1)	During the periods presented, Mr. Falcone was an affiliate of the Harbinger Parties and did not receive any compensation for his services as our Chairman of the Board, President and Chief Executive Officer.
(2)	During the periods presented, Mr. McCarron served as Executive Vice President and Chief Financial Officer of HGI and Zap.Com. In 2011, Zap.Com recognized $5,000 as contributed capital from HGI for Mr. McCarron’s annual salary under its shared services agreement with HGI. In 2010, Zap.Com recognized $5,000 as contributed capital from HGI for Mr. McCarron’s annual salary under its shared services agreement with HGI. In 2009, Zap.Com did not recognize any contributed capital from HGI for Mr. McCarron’s annual salary under its shared services agreement with HGI.
(3)	Mr. Jenson resigned on June 30, 2011.
(4)	During the periods presented, Mr. Hagerup was the Interim Chief Accounting Officer of HGI and Zap.Com. In 2011, Zap.Com recognized $4,800 as contributed capital from HGI for Mr. Hagerup’s annual salary under its shared services agreement with HGI. In 2010 and 2009, Zap.Com did not recognize any contributed capital from HGI for Mr. Hagerup’s annual salary under its shared services agreement with HGI.

1999 Long-Term Incentive Plan

The 1999 Incentive Plan was approved by Board and Zapata Corporation (predecessor to HGI) as Zap.Com’s sole stockholder in April 1999, and amended in January 2006. Pursuant to the plan, awards may be made to existing and future officers, other employees, consultants and directors of the Company from time to time. The 1999 Incentive Plan is intended to promote the long-term financial interests and growth of the Company by providing employees, officers, directors and consultants of the Company with appropriate incentives and rewards to enter into and continue in the employ of, or their relationship with, the Company and to acquire a proprietary interest in the long-term success of the Company and to reward the performance of individual officers, other employees, consultants and directors in fulfilling their responsibilities for long-range achievements.

The Board, or upon formation, the compensation committee (both of which are referred to below as the “committee”), may make awards under the 1999 Incentive Plan from among those eligible persons who hold positions of responsibility and whose performance, in the judgment of the committee, has a significant effect on the Company’s success. Under the 1999 Incentive Plan, 3,000,000 shares of Common Stock are available for awards. The 1999 Incentive Plan provides for the grant of any or all of the following types of awards: stock options, stock appreciation rights, stock awards, cash awards, or other rights or interests. Stock options may be incentive stock options that comply with Section 422 of the Internal Revenue Code, as amended (the “Code”). Future allocation of awards under the 1999 Incentive Plan is not currently determinable as the allocation is dependent upon future decisions to be made by the committee in its sole discretion, and the applicable provisions of the 1999 Incentive Plan.

The exercise price of any stock option may, at the discretion of the committee, be paid in cash or by surrendering shares or another award under the 1999 Incentive Plan, valued at fair market value on the date of exercise or any combination of cash or stock. Stock appreciation rights are rights to receive, without payment to the Company, cash or shares of our Common Stock with a value determined by reference to the difference between the exercise or strike price of the stock appreciation rights and the fair market value or other specified valuation of the shares at the time of exercise. Stock appreciation rights may be granted in tandem with stock options or separately.

Stock awards may consist of shares of our Common Stock or be denominated in units of shares of our Common Stock. A stock award may provide for voting rights and dividend equivalent rights.

The committee may specify conditions for awards, including vesting service and performance conditions. Vesting conditions may include, without limitation, provision for acceleration in the case of a change-in-control of the Company, vesting conditions and performance conditions, including, without limitation, performance conditions based on achievement of specific business objectives, increases in specified indices and attaining specified growth measures or rates.

An award may provide for the granting or issuance of additional, replacement or alternative awards upon the occurrence of specified events, including the exercise of the original award.

An award may provide for a tax gross-up payment to a participant if a change in control of the Company results in the participant owing an excise tax or other tax above the rate ordinarily applicable, due to the parachute tax provisions of Section 280G of the Code or otherwise. The gross-up payment would be in an amount so that the net amount received by the participant, after paying the increased tax and any additional taxes on the additional amount, would be equal to that receivable by the participant if the increased tax were not applicable.

Grant of Plan-Based Awards

None of our named executive officers were granted any Zap.Com plan-based awards in the fiscal year ending December 31, 2011.

Outstanding Equity Awards at Fiscal Year-End

Our named executive officers did not hold any outstanding equity awards at December 31, 2011.

Option Exercises and Stock Vested

None of our named executive officers exercised any stock options in the Fiscal 2011.

Pension Benefits

The Company does not maintain any pension benefits, and therefore none of our named executive officers received any pension benefits from the Company in 2011.

Nonqualified Deferred Compensation

The Company does not maintain any nonqualified deferred contribution or nonqualified deferred compensation plans.

Elements of Post-Termination Compensation and Benefits; Employment Agreements with Named Executive Officers; Payments upon Termination and Change in Control

We do not provide our employees with any post-termination benefits and do not have any employment agreements. However, we have indemnification agreements with each of our named executive officers, pursuant to which we agreed to indemnify them to the fullest extent of the law.

We are not currently obligated to make any payments or provide any benefits to any named executive officer upon the termination of such named executive officer’s employment, a change of control of the Company, or a change in the named executive officer’s responsibilities.

Director Compensation

Each director who is not an employee of the Company, the Majority Stockholder or the Harbinger Parties (or an affiliate) may be compensated for serving as a director at a set dollar amount to be determined by the Board. In addition, each new non-employee director may, upon joining the Board, be granted options under the 1999 Incentive Plan to purchase shares of Zap.Com common stock at the fair market value for the shares at the time of grant. The Board will determine the number and terms of the options to be granted to the new director. All of our directors are employees of Zap.Com, the Majority Stockholder or the Harbinger Parties and, therefore, did not receive any compensation in their capacity as directors of Zap.Com for 2011.

Determination of Compensation

As stated above, we do not have a compensation committee because we do not currently pay our directors or executive officers. The Board will determine any compensation decisions that may arise in the future. Should we decide to pay our executive officers in the future, base salaries for our executives will be established on a case-by-case basis by the Board, based on the executive’s level of responsibility, prior experience, breadth of knowledge and salary requirements. The Board may also grant stock options upon hiring or based upon subjective considerations as to an executive’s contribution or potential contribution to the Company. The Board may delegate the authority to recommend the amount or form of executive or director compensation to individual directors or executive officers, but the authority to approve the compensation will rest with the Board. During our last completed fiscal year, the Board did not retain compensation consultants to determine or recommend the amount or form of executive or director compensation, but it may do so in the future if it deems it appropriate.

Compensation Committee Interlocks and Insider Participation

As stated above, we do not have a compensation committee and the Board will determine any compensation decisions that may arise in the future. In the Fiscal 2011, the Board did not deliberate on executive officer compensation because we did not pay our executive officers. Philip A. Falcone, our President and Chief Executive Officer was a member of the board of directors of HGI in Fiscal 2011. During the Fiscal 2011, the Board of Directors of HGI was responsible for determining the compensation of the executive officers of HGI.

During Fiscal 2011, Messrs. Falcone and Asali served as directors and executive officers of HGI and Messrs. McCarron and Hagerup served as executive officers of HGI. Mr. Asali is also a director of Spectrum Brands Holdings, Inc. In general, certain of our directors and executive officers who are currently or were formerly employed by Harbinger Capital may serve as directors or executive officers of other entities affiliated with Harbinger Capital from time to time.

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The Board has reviewed and discussed the Compensation Discussion and Analysis contained in this Information Statement with the management. Based on that review and discussion, the Board believes that the Compensation Discussion and Analysis should be included in this Information Statement.

THE BOARD OF DIRECTORS

Philip A. Falcone, Chairman

Omar M. Asali

Keith M. Hladek

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates the number of shares of our Common Stock owned beneficially as of October 8, 2012 by:

•	each person known to the Company to beneficially own more than 5% of the outstanding shares of common stock,

•	each director (including the director nominee),

•	the named executive officers, and

•	all directors, director nominee and executive officers as a group.

Except to the extent indicated in the footnotes to the following table, each of the persons or entities listed therein has sole voting and investment power with respect to the shares which are reported as beneficially owned by such person or entity. Other than the Master Fund’s pledge of its shares of common stock of HGI, the Company does not know of any arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change of control of the Company.

The following calculations are based upon the shares of our Common Stock issued and outstanding on October 8, 2012 plus the number of such shares of our Common Stock outstanding pursuant to SEC Rule 13d-3(d)(1). Shares of the our Common Stock subject to options exercisable within 60 days of October 8, 2012 are deemed outstanding for purposes of computing the percentage of the person holding such option but are not deemed outstanding for computing the percentage of any other person.

Francis T. McCarron, our former Executive Vice President and Chief Financial Officer, resigned effective as of March 30, 2012. Concurrently with such resignation, the Company appointed Mr. Thomas A. Williams as its Executive Vice President and Chief Financial Officer. As of October 8, 2012, Mr. McCarron did not beneficially own any shares of our Common Stock or of HGI’s Common Stock.

Zap.Com Corporation

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Harbinger Group Inc.(1)	48,972,258	97.9%
Philip A. Falcone(2)	49,730,905	99.5%
Keith Hladek(3)	—	—
Omar M. Asali(4)	—	—
Thomas A. Williams(4)	—	—
Richard H. Hagerup(4)	—	—
All directors and executive officers of the Company as a group (5 persons)	49,730,905	99.5%

(1)	HGI’s address is 450 Park Avenue, 27th Floor, New York, NY 10022. As a result of this ownership, HGI may be deemed to control Zap.Com. The Harbinger Parties own beneficially and of record more than a majority of HGI’s outstanding common stock and, by virtue of that ownership, the Harbinger Parties may be deemed to control HGI and, therefore, may be deemed to beneficially own the Zap.Com securities held by HGI.
(2)

Philip A. Falcone, the managing member of Harbinger Holdings, LLC (“Harbinger Holdings”) and Harbinger Capital Partners II GP LLC and portfolio manager of each of Master Fund, Special Situations Fund and Global Fund, may be deemed to indirectly beneficially own 49,730,905 shares of our Common

Stock, constituting approximately 99.5% of our outstanding Common Stock, and has shared voting and dispositive power as to the 49,730,905 shares. Of this total, 758,647 shares of our Common Stock are directly owned by Philip Falcone and the Harbinger Parties and 48,972,258 shares of our Common Stock are indirectly beneficially owned by Philip Falcone and the Harbinger Parties through their direct ownership interests in HGI, which holds 97.9% of our outstanding capital stock. Mr. Falcone disclaims beneficial ownership of the 49,730,905 shares of our common stock, except with respect to his pecuniary interest therein. Mr. Falcone’s address is c/o Harbinger Capital Partners LLC, 450 Park Avenue, 30th Floor, New York, New York 10022.
(3)	The address of Mr. Hladek is c/o Harbinger Capital Partners LLC, 450 Park Avenue, 30th Floor, New York, New York 10022.
(4)	The address of Messrs. Asali, Williams and Hagerup is c/o Harbinger Group Inc., 450 Park Avenue, 27th Floor, New York, NY 10022.

The following table indicates the number of shares of common stock of the Company’s parent, HGI, beneficially owned as of October 8, 2012 by each of our directors, named executive officers and all of our directors, director nominee and executive officers as a group. Except to the extent indicated in the footnotes to the following table, each of the persons or entities listed therein has sole voting and investment power with respect to the shares which are reported as beneficially owned by such person or entity.

The following calculations are based upon the shares of HGI issued and outstanding on October 8, 2012 plus the number of such shares of HGI’s Common Stock outstanding pursuant to SEC Rule 13d-3(d)(1). Shares of HGI’s Common Stock subject to options exercisable within 60 days of October 8, 2012 are deemed outstanding for purposes of computing the percentage of the person holding such option but are not deemed outstanding for computing the percentage of any other person.

HGI

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Philip A. Falcone(1)	129,859,889	68.9%
Keith M. Hladek(2)	—	—
Omar M. Asali(3, 4)	600,000	*
Thomas A. Williams(4, 5)	50,000	*
Richard H. Hagerup(4)	—	—
All directors and executive officers of the Company as a group (5 persons)	130,509,889	68.9%

*	Represents beneficial ownership of less than 1.0%.
(1)	Based solely on a Schedule 13D, Amendment No. 11, filed with the SEC on June 18, 2012, Mr. Falcone, the managing member of Harbinger Holdings and Harbinger Capital Partners II GP LLC and portfolio manager of each of the Master Fund, the Special Situations Fund and the Global Fund, may be deemed to indirectly beneficially own 129,859,889 shares of HGI’s common stock, constituting approximately 68.9% of HGI’s outstanding common stock on a fully diluted basis, and has shared voting and dispositive power over all such shares. Mr. Falcone disclaims beneficial ownership of the shares reported in the Schedule 13D, except with respect to his pecuniary interest therein. Mr. Falcone’s address is c/o Harbinger Holdings, LLC, 450 Park Avenue, 30th Floor, New York, New York 10022.
(2)	The address of Mr. Hladek is c/o Harbinger Capital Partners LLC, 450 Park Avenue, 30th Floor, New York, New York 10022
(3)	Includes 350,000 shares of HGI’s Common Stock and 250,000 exercisable options, but does not include 750,000 unvested options.
(4)	The address of Messrs. Asali, Williams and Hagerup is c/o Harbinger Group Inc., 450 Park Avenue, 27th Floor, New York, New York 10022.
(5)	Includes 50,000 shares of HGI’s Common Stock, but does not include 140,000 unvested options.

RELATED PARTY TRANSACTIONS

Our Board has adopted a Statement of Policy with Respect to Related Party Transactions (the “Related Party Transactions Policy”). A “Related Party Transaction” is defined in the Related Party Transactions Policy as any financial transaction or any series of similar transactions in which we are a participant and in which a related person (i.e., a director, officer, beneficial owner of more than 5% of any class of our capital stock or a family member or controlling or controlled entity of the foregoing persons) has a direct or indirect interest, other than: (i) our payment of compensation to a related person for the related person’s service in the capacity that give rise to the person’s status as a “related person”; (ii) transactions available to all of our employees or all of our stockholders on the same terms; and (iii) transactions which, when aggregated with the amount of all other transactions between us and the related person, involve in a fiscal year the lesser of (a) $100,000 or (b) 1% of the average of our total assets at year-end for the last two completed fiscal years. Pursuant to the Related Party Transaction Policy, the Related Party Transaction proposed to be entered into must be reported to our Board for review. In reviewing and determining whether to approve a proposed Related Party Transaction presented to our Board, the disinterested members of our Board will analyze such factors as they deem appropriate. We may only enter into a Related Party Transaction upon approval by our Board. Our Board may delegate its authority to review and approve Related Party Transactions to the Audit Committee, a special committee or other committee of the Board.

The Company maintains a service relationship with HGI and a registration rights agreement with HGI. The registration rights agreement provides HGI with demand and piggyback registration rights with respect of offerings of our common stock and includes expense reimbursement and indemnification provisions in favor of HGI. Since its inception, Zap.Com has utilized the services of HGI’s management and staff under a shared services agreement that allocated these costs on a percentage of time basis. HGI has waived its rights under the shared services agreement to be reimbursed for these expenses through December 31, 2011. For the years ended December 31, 2011 and 2010, approximately $31,000 and $16,000, respectively, was recorded as contributed capital for these services. We have entered into indemnification agreements with our directors and executive officers in connection with this service to us.

DIRECTOR INDEPENDENCE

Due to each of our directors’ positions with the Harbinger Parties and Harbinger Capital, none of our current directors are independent directors.

REPORT OF THE BOARD OF DIRECTORS ON AUDIT MATTERS

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

Our Board currently performs the functions of the audit committee, and there is no audit committee charter. The Board has determined that Mr. Hladek qualifies as an “audit committee financial expert,” as defined by Item 407(d)(5)(ii) of Regulation S-K. Due to Mr. Hladek’s position with HGI, the Harbinger Funds and Harbinger Capital Partners LLC, he is not an independent director.

Management is responsible for our internal controls and the financial reporting process. Our independent registered public accounting firm, KPMG, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards in the United States of America and for auditing the Company’s internal control over financial reporting and issuing their reports thereon. The Board’s responsibility is to monitor and oversee these processes.

In this context, the Board has reviewed and discussed with management and KPMG the audited financial statements for the Fiscal 2011, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and KPMG’s audit of the Company’s internal control over financial reporting. The Board has discussed with KPMG the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication With Audit Committees). In addition, KPMG has provided the Board with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Board concerning independence and the Board has discussed with KPMG their firm’s independence. The Board has concluded that KPMG’s provision of audit and non-audit services to the Company is compatible with KPMG’s independence.

In reliance on the reviews and discussions referred to above, the Board recommended that the audited consolidated financial statements for the Fiscal 2011 be included in our Annual Report on Form 10-K filed with the SEC for that year. The Board also recommended that KPMG be appointed as our independent registered public accounting firm for the Fiscal 2012.

THE BOARD OF DIRECTORS

Philip A. Falcone, Chairman

Omar M. Asali

Keith M. Hladek

AUDITORS’ FEES

The Board engaged the independent registered public accounting firm of KPMG to audit the Company’s financial statements for the Company’s Fiscal 2011 and fiscal year ended December 31, 2010. Audit fees include amounts for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, including services related thereto such as tax services, attest services and consents.

Our Board is responsible for pre-approving all audit and permissible non-audit services provided by our independent registered public accounting firms, including KPMG, the Company’s current registered independent public accounting firm. In 2011 and 2010, the Company did not engage KPMG to provide any non-audit services. The Board expects that any pre-approval would generally be provided for up to one year and any pre-approval will be detailed as to the particular service or category of services and will generally be subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Board regarding the extent of services provided by the registered independent public accountants in accordance with this pre-approval and the fees for the services performed to date. The Board may also pre-approve particular services on a case-by-case basis.

The following table sets forth the professional fees we paid to our independent registered public accounting firm for professional services rendered for the fiscal years ended December 31, 2011 and 2010:

	Year Ended December 31, 2011	Year Ended December 31, 2010
Audit Fees	$40,000	$33,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$40,000	$33,000

OTHER MATTERS

As of the date of this Information Statement, the Board knows of no other matters required to be included in this information statement.

By Order of the Board of Directors,

Philip A. Falcone

Chairman of the Board,

President and Chief Executive Officer

New York, New York

October 12, 2012